Exhibit 99.1

CenturyLink Adopts Plan Designed to Protect NOLs

MONROE, La., Feb. 13, 2019 — CenturyLink, Inc. (NYSE: CTL) announced today that its Board of Directors has adopted a Section 382 Rights Agreement (NOL Rights Plan). The NOL Rights Plan is designed to protect CenturyLink’s net operating loss carryforwards (NOLs) available under Section 382 of the Internal Revenue Code. At Dec. 31, 2018, CenturyLink had $7.3 billion of NOLs available for use to offset CenturyLink’s future federal taxable income.

CenturyLink’s ability to use its NOLs would be substantially limited if CenturyLink experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if CenturyLink’s shareholders who are deemed to be owners of 5 percent or more of its shares under Section 382 collectively increase their aggregate ownership of CenturyLink’s shares by more than 50 percent (measured over a three-year period beginning with the completion of the Level 3 transaction on Nov. 1, 2017). To protect CenturyLink’s NOLs from being limited or permanently lost under Section 382, the NOL Rights Plan seeks to deter trading that would result in an ownership change and to protect CenturyLink’s ability to use its NOLs in the future, in order to prevent the reduction in stockholder value that would result from any loss of the NOLs. The NOL Rights Plan has not been adopted as an anti-takeover measure.

Under the NOL Rights Plan, one right will be distributed for each share of CenturyLink’s common stock outstanding as of the close of business on Feb. 25, 2019, and will trade with the common stock until the rights expire or detach as noted below. The distribution of the rights is not taxable to shareholders, and shareholders are not required to take any action to receive the rights. The NOL Rights Plan will have a limited term and the rights will expire upon the earliest of (1) Dec. 1, 2020; (2) the first anniversary of adoption of the NOL Rights Plan if shareholder approval is not obtained by that date; (3) the determination by CenturyLink’s independent directors that the NOLs have been fully utilized or that an ownership change under IRC Section 382 would not materially adversely affect CenturyLink’s ability to use the NOLs in certain specified manners; or (4) certain other events described in the NOL Rights Plan, including if the CenturyLink’s independent directors determine that expiration of the plan is in the company’s best interest.

If at any time after the Board’s adoption of the NOL Rights Plan a person or group obtains beneficial ownership of 4.9 percent or more of CenturyLink’s common stock outstanding at the time of such acquisition, or an existing holder with greater than 4.9 percent ownership acquires additional shares representing at least an additional 0.5 percent of CenturyLink’s common stock outstanding at the time of such acquisition, there would be a triggering event causing significant dilution in the economic and voting interests of that person or group. CenturyLink’s independent directors have the discretion to exempt any person or group for purposes of the NOL Rights Plan if they determine the acquisition by that person or group will not jeopardize tax benefits or is otherwise in the company’s best interests.

Additional information regarding the NOL Rights Plan will be contained in a Form 8-K and a Registration Statement on Form 8-A to be filed by CenturyLink with the Securities and Exchange Commission.

About CenturyLink

CenturyLink (NYSE: CTL) is the second largest U.S. communications provider to global enterprise customers. With customers in more than 60 countries and an intense focus on the customer experience, CenturyLink strives to be the world’s best networking company by solving customers’ increased demand for reliable and secure connections. The company also serves as its customers’ trusted partner, helping them manage increased network and IT complexity and providing managed network and cyber security solutions that help protect their business.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to uncertainties, including the completion of documentation of the above-described arrangements. Actual events and results may differ materially from those anticipated by us in those statements. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Media Contact:

D. Nikki Wheeler

Nikki.Wheeler@CenturyLink.com

+1 720-888-0560